                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Networks Associates, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

                                 [NETWORK LOGO]

                             1999 NOTICE OF ANNUAL
                             STOCKHOLDERS' MEETING
                              AND PROXY STATEMENT

                                 JUNE 24, 1999
                                    9.00 AM
                              SANTA CLARA MARRIOTT
                           2700 MISSION COLLEGE BLVD.
                         SANTA CLARA, CALIFORNIA 95054

                                 [NETWORK LOGO]

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

                                  May 17, 1999

Dear Networks Associates Stockholder:

     You are cordially invited to join us at the Annual Meeting of Stockholders of Networks Associates, Inc. on June 24, 1999.

     It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

     This year, we have simplified the Proxy Statement to make it easier to understand, in response to the Securities and Exchange Commissions encouragement for companies to write their documents in plain English. We support this effort and hope that you like this simplified format.

     On behalf of the Board of Directors, I would like to thank you for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,
                                          /s/ William L. Larson

                                          William L. Larson
                                          Chief Executive Officer
                                          and Chairman of the Board

                                 [NETWORK LOGO]

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 24, 1999
                            ------------------------

     The Annual Meeting of Stockholders of Networks Associates, Inc., will be held on Thursday June 24, 1999, at 9.00 a.m. Pacific Standard Time at the Santa Clara Marriott, 2700 Mission College Boulevard, Santa Clara, California, for the following purposes:

     1. To elect two directors for three-year terms;

     2. To amend our 1997 Stock Incentive Plan;

     3. To amend our Stock Option Plan for Outside Directors;

     4. To amend our 1994 Employee Stock Purchase Plan;

     5. To ratify the appointment of PriceWaterhouseCoopers LLP as our independent auditors for the year ended December 31, 1999; and

     6. To transact any other business as may properly come before the meeting.

     Only stockholders owning our shares at the close of business on April 26, 1999 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

                                          By order of the Board of Directors,
                                          /s/ Prabhat K. Goyal
                                          -----------------------------------
                                          PRABHAT K. GOYAL
                                          Secretary

Santa Clara, California
May 17, 1999

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
PROCEDURAL INFORMATION......................................      1
PROPOSALS TO BE VOTED ON....................................      2
BOARD OF DIRECTORS..........................................      4
  Biographies...............................................      4
  Meetings..................................................      4
  Compensation..............................................      5
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      6
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....      7
COMPARISON OF STOCKHOLDER RETURN............................      9
EXECUTIVE COMPENSATION AND OTHER MATTERS....................     10
  Summary Compensation Table................................     10
  Option Grants in 1998.....................................     11
  Option Exercises in 1998 and year end option values.......     12
  Employment and change in control agreements...............     12
OTHER INFORMATION...........................................     14
APPENDIX A -- Summary of the 1997 Stock Incentive Plan......     15
APPENDIX B -- Summary of the Stock Plan for Outside
  Directors.................................................     19
APPENDIX C -- Summary of the 1994 Employee Stock Purchase
  Plan......................................................     20

                           NETWORKS ASSOCIATES, INC.
                              3965 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054

     The accompanying proxy is solicited by our Board of Directors for use at the 1999 Annual Meeting of Stockholders to be held June 24, 1999 at 9.00 a.m., local time or any adjournment thereof. This proxy statement contains important information for you to consider when deciding on how to vote on the matters brought before the meeting. PLEASE READ IT CAREFULLY.

                             PROCEDURAL INFORMATION

     Only stockholders owning our shares at the close of business on April 26, 1999 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

     As of record date, there were 138,081,854 shares of our common stock, issued and outstanding and one share of Series A Preferred Stock outstanding. The share of Series A Preferred Stock was issued in connection with the acquisition of FSA Corporation in September 1996. As of the record date, this share of Series A Preferred was exchangeable for 487,593 shares of our common stock. The total is 138,569,447 shares of voting common stock.

     Solicitation of Proxies. The cost of soliciting proxies, including the preparation, assembly, printing and mailing of the Proxy Statement, the proxy material and any other material provided to stockholders, will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. We may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of the common stock issued and outstanding on the record date. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use be delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     Quorum; Abstentions; Broker Non-votes. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" will be treated as being present at the meeting for purposes of establishing a quorum and also will be treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for the purposes of determining both (i) the presence or absence of quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on a proposal.

     Deadline for Receipt of Stockholder Proposals. Proposals by our stockholders which are intended to be presented by such stockholders at our 2000 Annual Meeting must have been received by us no later than December 31, 1999 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the meeting. If a stockholder intends to submit a proposal at the next annual meeting of stockholders which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to us in accordance with the requirements set forth in the Securities Exchange Act of 1934, no later than March 16, 2000. If a stockholder does not comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the next annual meeting of stockholders.

                            PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The nominees for re-election at the Annual Meeting are Virginia Gemmell and Edwin L. Harper. Both are Class I directors. If elected, they will serve as directors until the annual meeting in 2002.

     The two nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as Class I directors. Votes withheld from any director will be counted for purposes of determining in the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for the purposes of determining the presence or absence of a quorum, but, under Delaware law, it will have no legal effect upon the election of directors.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES.

PROPOSAL NO. 2 -- AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

     We believe that stock options are an important factor in attracting, motivating and retaining qualified personnel who are essential to our success. The Incentive Plan is intended to offer a significant incentive by helping employees to purchase our common stock at a price equal to the fair market value on the date of grant. These options will only become valuable if the price of our common stock increases over time and as the options vest.

     Currently a maximum of 11.78 million shares may be granted under the 1997 Stock Incentive Plan (the "Incentive Plan"). As of April 15, 10.14 million shares had been issued and 1.64 million shares remained available for grant. During 1998 we acquired a number of companies contributing to the increase in the number of employees from 1,600 at December 31, 1997 to approximately 2,700 at April 15, 1999.

     The amendment would increase the number of shares issuable under the Incentive Plan by 4.7 million shares.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting will be required to approve this Proposal.

     THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE INCENTIVE PLAN.

     If you would like more information about the 1997 Stock Incentive Plan, a summary of its terms is included in Appendix A to this Proxy Statement.

PROPOSAL NO. 3 -- AMENDMENT TO THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     We believe that stock options are an important factor in obtaining the knowledge and experience of outside directors, who are essential to our success, and that an adequate reserve of shares available for issuance under the Stock Option Plan for Outside Directors is therefore in our interests and the best interests of the stockholders.

     Currently a maximum of 632,813 shares may be issued under the Outside Directors Plan. As of April 15, 1999, a total of 495,004 shares had been issued under the Outside Directors Plan and 137,809 shares remained available for future grant.

     The amendment would increase the number of shares issuable under the Outside Directors Plan by 500,000 shares.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting will be required to approve this Proposal.

     THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS.

     If you would like more information about the Stock Option Plan for Outside Directors, a summary of its terms is included in Appendix B to this Proxy Statement.

PROPOSAL NO. 4 -- AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors believes that the Purchase Plan is an important factor in attracting and retaining qualified employees, essential to our success, and that an adequate reserve of shares available for issuance under the Purchase Plan is therefore in our best interests and in the best interests of the stockholders. Currently a maximum of 2.3 million shares may be issued under the Purchase Plan. As of April 15, 1999, a total of 0.7 million shares had been issued under the Purchase Plan and 1.6 million shares remained available for future purchase.

     The amendment would increase the number of shares issuable under the Purchase Plan by 1.5 million shares.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting will be required to approve this Proposal.

     THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE INCENTIVE PLAN.

     If you would like more information about the 1994 Employee Stock Purchase Plan, a summary of its terms is included in Appendix C to this Proxy Statement.

PROPOSAL NO. 5 -- SELECTION OF INDEPENDENT AUDITORS

     The Board has selected PricewaterhouseCoopers LLP as independent accountants to audit our financial statements for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P.) has acted in this capacity since its appointment during the fiscal year ended December 31, 1991. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting in order to respond to questions from stockholders and will have the opportunity to make a statement.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting will be required to approve this Proposal.

     THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

                               BOARD OF DIRECTORS

     We have a classified Board of Directors, consisting of five members, which is divided into three classes with staggered three-year terms. We currently have four members with a vacancy in Class III. On April 30, 1998, Harry J. Saal, a Class III director, resigned as a director. At each annual meeting, the term of one class expires. Directors in each class serve for terms of three years.

     The table below shows the current directors.

                                                                            YEAR OF
                                                                           EXPIRATION    DIRECTOR
             NAME                AGE         PRINCIPAL OCCUPATION           OF TERM       SINCE
             ----                ---         --------------------          ----------    --------
Nominees for Class I Directors:
Virginia Gemmell...............  50     President, GlidePath, Inc.            1999         1996
Edwin L. Harper................  54     Consultant                            1999         1996
Continuing Class II Director:
Leslie G. Denend...............  58     Director, Rational Software,          2000         1995
                                        Proxim, Inc., Adaptive
                                        Broadband Corporation and
                                        Informix Corporation
Continuing Class III Director:
William L. Larson..............  43     Chief Executive Officer and           2001         1996
                                        Chairman of the Board, Networks
                                        Associates, Inc.

BIOGRAPHIES

     Ms. Gemmell has been a director of the Company since September 16, 1996. Ms. Gemmell founded GlidePath, Inc., a consulting firm, and has served as its President since August 1995. From May 1986 to August 1995, Ms. Gemmell was a Managing Partner of Synectics, Inc., a consulting firm.

     Mr. Harper has been a director of the Company since January 1993. From June 1996 to December 1998, Mr. Harper was the President and Chief Executive Officer of SyQuest Technology, Inc., a manufacturer of computer peripherals. From June 1993 to April 1996, Mr. Harper was President and Chief Executive Officer of ComByte, Inc., a privately-held PC peripherals company. Mr. Harper was President and Chief Executive Officer of Colorado Memory Systems, a manufacturer of computer peripherals, from June 1992 to April 1993, and also served as President and Chief Operating Officer from September 1990 through May 1992. Mr. Harper currently serves as a director of Apex PC Solutions, Inc. On November 17, 1998, SyQuest filed a petition under Chapter 11 of the United States Bankruptcy Code.

     Mr. Denend has been a director of the Company since June 14, 1995. From December 1997 to April 1998, Mr. Denend was President of the Company. From June of 1993 to December 1997, Mr. Denend was Chief Executive Officer and President of Network General. From February of 1993 to June of 1993, Mr. Denend was Senior Vice President of Network General Corporation. Mr. Denend serves as a director of Rational Software, Proxim, Inc., Adaptive Broadband Corporation and Informix Corporation.

     Mr. Larson joined the Company in September 1993 as its Chief Executive Officer. In October 1993, Mr. Larson was appointed as a director of the Company and was elected to the additional office of President. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

MEETINGS OF THE BOARD OF DIRECTORS

     During 1998 the Board of Directors held 15 meetings. Each director attended at least 75% of all Board and applicable meetings during 1998.

     THE AUDIT COMMITTEE recommends the appointment of the independent auditors, reviews the scope and results of their examinations and approves all of their professional services and related fees. It also periodically reviews our accounting policies and internal accounting and financial controls. The Audit Committee held three meetings during 1998. Members: John Bolger (to April 30,
1998), Edwin Harper and Leslie Denend (from April 30, 1998).

     THE COMPENSATION COMMITTEE reviews and approves executive salary levels and stock option grants. The Compensation Committee held two meetings during 1998.
Members: Virginia Gemmell and Edwin Harper.

     THE PRICING COMMITTEE was set up to approve certain resolutions relating to the Zero Coupon Convertible Debentures issued in February 1998. The Pricing Committee held one meeting during 1998. Members: William Larson and Leslie Denend.

     THE ACQUISITION COMMITTEE was set up in 1998 to review and approve documents and actions related to the acquisition of The Dr Solomon's Group. The Acquisition Committee held three meetings during 1998. Members: William Larson and Leslie Denend.

COMPENSATION OF DIRECTORS

     Directors fees, paid only to directors who are not employees, are as follows:

     - $5,000 quarterly retainer,

     - $1,500 for each regular Board meeting attended,

     - $1,000 for each Special meeting attended,

     - expenses of attending Board and committee meetings.

     Under our Stock Option Plan for Outside Directors, non-employee directors are automatically granted an option to purchase 37,500 shares of our common stock, when they first become a director. Each year after the initial grant, they are entitled to receive an additional option grant to purchase up 15,000 shares of our common stock. Prior to an amendment to this option plan in April 1997, the grants were 75,938 for the initial grant and 25,313 for the subsequent grants. All options are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock. Ms. Gemmell received an option grant of 15,000 shares on September 23, 1998 and Mr. Harper received an option grant of 15,000 shares on June 16, 1998.

     "Fair Market Value" is defined in the plan as the closing price of our stock on the date the option is granted.

     Our employee directors are eligible to receive options and be issued shares of Common Stock directly under the 1997 Stock Incentive Plan, are also eligible to participate in our Employee Stock Purchase Plan and, if an executive officer, the Executive Bonus Plan.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of shares of common stock:

     (a) owned by owners of more than 5% of the Company's outstanding common stock. This information is as of the latest reports by those entities, received by us.

     (b) owned by the Chief Executive Officer and each of the four other most highly compensated executive officers during fiscal 1998 (collectively the "Named Officers") and each of our directors and nominees as of April 15, 1999.

                                                                                        PERCENT OF
                                                          NUMBER OF        RIGHT TO     OUTSTANDING
        NAME AND ADDRESS OF BENEFICIAL OWNERS          SHARES OWNED(1)    ACQUIRE(2)      SHARES
        -------------------------------------          ---------------    ----------    -----------
Equitable Companies, Inc.(3).........................    13,311,760              --         9.6
  787 Seventh Ave
  New York, NY 10019
American Express Company(4)..........................     7,635,168              --         5.6
  American Express Tower
  200 Vesey Street
  New York, NY 10285
T. Rowe Price Associates, Inc.(5)....................     9,219,376              --         6.8
  100 East Pratt Street
  Baltimore, MD 21202
William L. Larson....................................           655       1,844,142         1.3
Leslie G. Denend.....................................         6,300         272,829           *
Virginia Gemmell.....................................            --          33,437           *
Edwin L. Harper......................................            --          25,313           *
Prabhat K. Goyal.....................................           987         380,936           *
Peter R. Watkins.....................................         2,111         375,567           *
Zachary A. Nelson....................................           745         239,688           *
Executive officers and directors as a group (7
  persons)...........................................        10,798       3,171,912         2.3
Former Officer:
John R. Stringer.....................................            --              --           *

---------------
 *  Less than 1%

(1) Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. However, generally shares owned directly, plus those controlled (e.g. owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

(2) Includes shares that are currently exercisable or will become exercisable within 60 days of April 15, 1999.

(3) According to Schedule 13G filed with the Securities and Exchange Commission on October 13, 1998, Equitable Companies, Inc. has the following power with respect to these shares:

        - deemed to have sole power to vote or to direct the vote          1,949,633 shares
                                                                                 11,280,280
        - deemed to have shared power to vote or to direct the vote                  shares
        - deemed to have sole power to dispose or direct the                     13,308,740
          disposition                                                                shares
        - deemed to have shared power to dispose or direct the
          disposition                                                          3,021 shares

(4) According to Schedule 13G filed with the Commission on January 22, 1999, American Express Company has the following power with respect to these shares:

        - deemed to have shared power to vote or to direct the vote              168 shares
        - deemed to have shared power to dispose or direct the
          disposition                                                      7,635,168 shares

     These numbers reflect equal holdings by American Express Company and American Express Financial Corporation.

(5) According to Schedule 13G filed with the Commission on February 12, 1999, T. Rowe Price Associates, Inc. has the following power with respect to these shares:

        - Deemed to have sole power to vote or to direct the vote          1,008,798 shares
        - Deemed to have sole power to dispose or direct the
          disposition                                                      9,219,376 shares

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During 1998, the Compensation Committee of the Board of Directors consisted of Ms. Gemmell and Mr. Harper, neither of whom has served as our employee or officer at any time. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the 1997 Stock Incentive Plan. In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION POLICIES

     Our compensation policy is designed to enable us to attract, retain and reward executive officers who are likely to contribute to our long-term success. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance.

     In preparing the performance graph for this Proxy Statement, we have selected the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index ("CRSP Index"). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with the Company for executive talent or because compensation information was not available.

COMPONENTS OF COMPENSATION

     There are three components of our executive compensation program which are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our shareholders.

  Salary

     The Compensation Committee strives to offer salaries to its executive officers, which are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to us and changes in salary levels offered by comparable companies. In determining executive officers' salaries, the Compensation Committee considers information provided by our Chief Executive Officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

  Bonuses

     Awards under the Company's Executive Bonus Plan for 1998 were contingent upon us achieving certain performance goals established by the Board of Directors. For executive officers other than the Chief Executive Officer, awards are also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the Committee and are specifically weighted for identified financial, management, strategic and operational goals. The Committee reviews performance against the goals and approves payment of the bonuses. In 1998, bonuses awarded under the plan to Mr. Larson, our Chief Executive Officer, totaled $453,775. The bonus received by Mr. Larson under the plan was 52% of his total compensation. Bonuses awarded under the plan in 1998 to other executive officers represented between 30% and 31% of their total compensation

  Equity Incentives

     The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer's position and his expected future contributions. In addition, we compare the stock ownership and options held by each officer with the other officers' equity positions and the officer's experience and value to us.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In 1996, 1997 and 1998, Mr. Larson's base salary increased by approximately thirteen percent (13%), fifteen percent (15%), and forty seven percent (47%), respectively. In determining such adjustments, the Compensation Committee considered, among other things, compensation data for chief executives of comparable companies and Mr. Larson's performance in 1996, 1997 and 1998.

     The Chief Executive Officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments, which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the Compensation Committee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits deductions for federal income tax purposes, certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1997 Stock Incentive Plan enables, and the stockholders approved amendments to our 1995 Stock Incentive Plan to enable, compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. The Committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws where possible.

                                          COMPENSATION COMMITTEE

                                          Virginia Gemmell
                                          Edwin Harper

                        COMPARISON OF STOCKHOLDER RETURN

     The following graph shows a five-year comparison of cumulative total returns for our Common Stock, the CRSP Total Return Index for the NASDAQ Stock Market ("NASDAQ US") and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks ("C&DP Index"), each of which assumes an initial value of $100 and reinvestment of dividends. The information presented in the graph and table is as of the end of each fiscal year ended December 31.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                                                                            NASDAQ COMPUTER &
                                                NETWORKS ASSOCIATES, INC.    NASDAQ STOCK MARKET-US          DATA PROCESSING
                                                -------------------------    ----------------------         -----------------
Dec-94                                                     100                         100                         100
Dec-95                                                     325                         141                         152
Dec-96                                                     733                         174                         188
Dec-97                                                     881                         213                         231
Dec-98                                                    1656                         300                         413

     Pursuant to the Proxy Rules, the Compensation Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for 1998 reflects a December 31, 1998 closing market price on the Nasdaq National Market of $66.25. As of April 30, 1999, the closing market price was $13.25 and therefore the cumulative return would have been 331 at that date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors, executive officers and persons 10% stockholders are required to file reports with respect to their ownership and changes of ownership of the Company's common stock with the SEC. The Company believes that during 1998, all filing requirements were met.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to the Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 1998, based on salary and bonus. It also includes information for two former officers who would have been included in the table if they had not terminated as officers prior to December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                         ANNUAL COMPENSATION                    AWARDS
                                            ----------------------------------------------   ------------
                                                                                OTHER         SECURITIES     ALL OTHER
                                                     SALARY                    ANNUAL         UNDERLYING    COMPENSATION
    NAME AND PRINCIPAL POSITION       AGE   YEAR     ($)(1)     BONUS($)   COMPENSATION($)    OPTIONS(#)       ($)(2)
    ---------------------------       ---   ----   ----------   --------   ---------------   ------------   ------------
William L. Larson...................  43    1998   $  419,962   $453,775            --          300,000        $4,308
Chief Executive Officer and                 1997      286,268   279,600             --        1,200,000         2,375
Chairman of the Board                       1996      248,260   151,044             --        1,771,875         2,375
Prabhat Goyal.......................  44    1998   $  300,013   $134,107            --          225,000        $3,250
Chief Financial Officer, Vice
President of                                1997      188,469    94,913             --          300,000         2,375
Finance and Administration                  1996      111,591    45,858             --          450,000         1,684
Peter R. Watkins....................  44    1998   $  299,628   $130,260            --          225,000        $3,250
Executive Vice President and General        1997      191,289    66,577       $ 11,357(3)       300,000         2,375
Manager Net Tools Secure and                1996      144,488    87,358       $108,748(4)        84,375         2,202
Manager
Zachary A. Nelson...................  37    1998   $  300,013   $147,718      $     --          225,000        $3,250
Executive Vice President and General        1997           --        --             --               --            --
Manager of Worldwide Marketing              1996           --        --             --               --            --
and Alliances
Former Officers:
Leslie G. Denend(6).................  58    1998   $1,051,921   $178,850            --          240,000        $3,250
President and Director                      1997      426,313   273,000             --          266,895         2,375
                                            1996      311,250   241,421             --               --         2,375
John R. Stringer(7).................  52    1998   $  659,515   $41,771       $ 63,338(5)       225,000        $3,156
                                            1997      224,375    26,250       $ 99,860(5)        40,629            --
                                            1996      132,545    24,500       $ 73,327(5)        18,752            --

---------------
(1) Salary includes amounts deferred under our 401(k) Plan.

(2) Represents contributions made by us pursuant to our 401(k) Plan.

(3) Represents cost of living allowance for overseas assignment and amounts reimbursed for payment of certain taxes.

(4) Represents cost of living allowance for overseas assignment.

(5) Represents sales commissions.

(6) Mr. Denend resigned from his position as an officer on April 30, 1998.

(7) Mr. Stringer resigned from his position as an officer on April 30, 1998.

     Mr. Larson joined Network Associates in September 1993 as its Chief Executive Officer. In October 1993, Mr. Larson was appointed as a director and was elected to the additional office of President. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

     Mr. Goyal joined Network Associates in March 1996 and was elected as Vice President of Finance, Corporate Controller and Treasurer in April 1996. Mr. Goyal became Chief Financial Officer, Vice President of Finance and Administration and Secretary in October 1996. From July 1994 to March 1996 Mr. Goyal was Director, Finance and OEM Development, Solaris Products Group for SunSoft, Inc. From November 1991 to June 1994, Mr. Goyal served as Director, Finance and Sales Operations of SunSoft, Inc.

     Mr. Nelson joined Network Associates in March 1997 as Vice President and General Manager of Network Management. From February 1993 to March 1997, Mr. Nelson was employed in various capacities, most recently as Vice President of Marketing, for Oracle Corporation. From January 1990 to February 1993,

Mr. Nelson was employed in various capacities, ultimately serving as Director of Corporate Marketing, at SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc.

     Mr. Watkins joined Network Associates in May 1995 as Vice President of International Operations. Mr. Watkins was Vice President of International Operations from May 1995 to October 1996 and Vice President of Security from October 1996 to January 1997 when he became Vice President and General Manager of Security. From January 1991 to April 1995, Mr. Watkins was employed in various capacities, ultimately serving as Managing Director of European Operations, at SunSoft, Inc., a system software subsidiary of Sun Microsystems, Inc.

     Our officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.

     This table shows stock option grants to the executive officers during the year ended December 31, 1998:

                             OPTION GRANTS IN 1998

                                       INDIVIDUAL GRANTS
                             --------------------------------------
                                                % OF
                                               TOTAL                               POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF      OPTIONS                                 ASSUMED ANNUAL RATES OF
                              SECURITIES     GRANTED TO                             STOCK PRICE APPRECIATION FOR
                              UNDERLYING     EMPLOYEES    EXERCISE                         OPTION TERM(3)
                                OPTIONS      IN FISCAL      PRICE     EXPIRATION   ------------------------------
           NAME              GRANTED(#)(1)      YEAR      ($/SH)(2)      DATE          5%($)           10%($)
           ----              -------------   ----------   ---------   ----------   -------------   --------------
William L. Larson..........     300,000         2.28%     $31.3333     01/12/08     $5,911,603      $14,981,163
Prabhat K. Goyal...........     225,000         1.71%     $31.3333     01/12/08     $4,433,702      $11,235,872
Peter R. Watkins...........     225,000         1.71%     $31.3333     01/12/08     $4,433,702      $11,235,872
Zachary A. Nelson..........     225,000         1.71%     $31.3333     01/12/08     $4,433,702      $11,235,872

Former Officers:
Leslie G. Denend...........     240,000         1.81%     $31.3333     01/12/08     $4,729,283      $11,984,931
John R. Stringer...........     225,000         1.70%     $31.3333     01/12/08     $4,433,702      $11,235,872

---------------
(1) All of the above options granted in 1998 vest at the rate of one-fourth one year from the date of grant and 1/48 per month after that. Under the Incentive Plan, the Board is allowed to modify the terms of outstanding options. The exercisability of options may be accelerated upon a change in control. Options are cancelled on an optionee's termination of employment under certain specified circumstances.

(2) All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

(3) These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a five and ten percent compound annual rate over the ten-year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the SEC's Proxy Rules and do not necessarily reflect management's assessment of our future stock price performance. These potential realizable values presented are not intended to indicate the value of the options.

     The following table shows stock option exercises and the value of unexercised stock options held by the executive officers during the year ended December 31, 1998:
                       AGGREGATE OPTION EXERCISES IN 1998
                         AND YEAR-END OPTION VALUES(1)

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                        SHARES                         OPTIONS AT 12/31/98(#)              12/31/98($)(2)
                      ACQUIRED ON       VALUE        ---------------------------   -------------------------------
        NAME          EXERCISE(#)   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
        ----          -----------   --------------   -----------   -------------   --------------   --------------
William L. Larson...    600,000     $19,933,432.73    1,001,486      1,449,141     $51,384,833.08   $63,415,648.98
Prabhat K. Goyal....    152,500     $ 3,298,749.50      149,375        574,688     $ 5,865,413.16   $22,728,293.62
Peter R. Watkins....    244,473     $ 8,874,298.88       86,172        568,771     $ 4,137,651.77   $23,775,288.45
Zachary A. Nelson...     50,000     $   925,727.50       55,000        420,000     $ 2,176,900.00   $15,575,100.00

Former Officers:
Leslie G. Denend....    496,592     $ 8,375,262.09      162,517        282,188     $ 6,512,191.25   $ 9,924,125.25
John R. Stringer....    110,499     $ 2,362,733.27          135        225,000     $     5,436.25   $ 7,857,000.00

---------------
(1) All numbers reflect the 3-for-2 stock split effective on May 29, 1998.

(2) Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(3) Calculated by taking the closing market price of $66.25 on December 31, 1998, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     William L. Larson entered into an agreement with us dated July 20, 1995, which was amended on May 11, 1999, which provides that, if his employment is involuntarily terminated other than for cause, he will be entitled to receive severance payments for eighteen months after such a termination. The payments would be based on his base salary and bonus at the time of termination. These payments would stop if he commenced employment elsewhere. In addition, the agreement provides that if his employment with us is terminated other than for cause within three months of our merger, or a sale of substantially all of our assets due to such a transaction, all of his outstanding options will become fully vested and immediately exercisable, ten days prior to the consummation of the transaction.

     Prabhat K. Goyal entered into an agreement with us dated June 7, 1996, which provides that if his employment with us is terminated other than for cause, within three months of our merger or a sale of substantially all of our assets due to such transaction, all of his outstanding options will become fully vested and immediately exercisable, ten days prior to the consummation of the transaction. In addition, the agreement was amended on May 11, 1999 to provide that in the event that his employment is involuntarily terminated other than for cause in connection with a change in control, he will be entitled to receive severance payments for twelve months after such a termination.

     Peter R. Watkins entered into an agreement with us dated May 1, 1995, which provides that if his employment with us is terminated other than for cause within three months of our merger or a sale of substantially all of our assets due to such transaction, all of his outstanding options will become fully vested and immediately exercisable, ten days prior to the consummation of the transaction. In addition, the agreement was amended on May 11, 1999 to provide that in the event that his employment is involuntarily terminated other than for cause in connection with a change in control, he will be entitled to receive severance payments for twelve months after such a termination.

     Zachary A. Nelson entered into an agreement with us dated March 20, 1997, which provides that if his employment with us is terminated other than for cause within three months of our merger or a sale of substantially all of our assets due to such transaction, all of his outstanding options will become fully vested and immediately exercisable, ten days prior to the consummation of the transaction. In addition, the agreement was amended on May 11, 1999 to provide that in the event that his employment is involuntarily terminated other than for cause in connection with a change in control, he will be entitled to receive severance payments for twelve months after such a termination.

     We have entered into change in control agreements with all of our current executive officers. These agreements provide that, in the event of our "transfer of control", all stock options held by the executive officer will become fully vested and immediately exercisable.

OFFICERS AND DIRECTORS INSURANCE

     We maintain an insurance policy covering officers and directors under to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

  NEW PLAN BENEFITS

     As of April 30, 1999, no benefits or amounts relating to the additional 4,700,000 options to acquire shares of common stock added to the 1997 Stock Incentive Plan, subject to stockholder approval, have been received by, or allocated to, any individuals under that plan.

                                                              NUMBER OF
                     NAME AND POSITION                         OPTIONS
                     -----------------                        ---------
Named officers..............................................     N/A
All Current Executive Officers as a Group...................     N/A
All Current Non-Employee Directors as a Group...............     N/A
All Current Non-Executive Employees as a Group..............     N/A

  CERTAIN TRANSACTIONS

  McAfee.com

     In March 1999, some of our executive officers were granted stock options in McAfee.com, a wholly owned subsidiary of Network Associates. Options for 1,500,000 shares were granted to William L. Larson; options for 750,000 shares were granted to Prabhat K. Goyal; options for 300,000 shares were granted to Peter R. Watkins; and options for 300,000 shares were granted to Zachary A. Nelson. These grants are based on 30,000,000 McAfee.com shares with a valuation of $4.40 per share. The options vest 25% on January 15, 2000 with 1/48 vesting each month thereafter for the following 36 months. In connection with these grants, we have used the Noreen-Wolfson model to value these options. The option valuation per share is $2.03.

  DirectWeb

     In December 1998, we agreed to acquire 3,948,199 shares of Series A Preferred Stock of DirectWeb, Inc. for $2.5 million. DirectWeb, Inc. is a subscription-based online service offering a complete turn-key Windows 98-based PC, unlimited Internet access and technical support for a fixed monthly fee. The shares were acquired in January 1999. In late February 1999, we acquired 4,615,385 shares of DirectWeb Series B Preferred Stock for $6.0 million. In connection with the formation of DirectWeb, we received a warrant to acquire 3,175,000 shares of DirectWeb common stock for total consideration of $317.50. As of March 31, 1999, on an as converted basis and excluding shares that may be acquired upon exercise of its warrant, our total DirectWeb investment represented approximately 12.3% of DirectWeb's outstanding capital stock. With respect to the balance, approximately 35.2% is owned by William L. Larson, a DirectWeb founder and our Chief Executive Officer; 35.4% is owned by Dennis Cline, a DirectWeb founder and our former Vice President of Worldwide Sales; and 17.1% is owned by unrelated third party investors who, along with us, invested in DirectWeb's Series A and Series B Preferred Stock. In addition, Virginia Gemmell, one of our directors, is currently providing consulting services to DirectWeb at the rate of $2,500 per month. In addition, in April 1999, Ms. Gemmell entered into a consulting agreement with DirectWeb, pursuant to which she received an option to purchase 30,000 shares of DirectWeb common stock.

                               OTHER INFORMATION

May 29, 1998 Stock Split

     On May 29, 1998 we issued a dividend of one share of common stock for every two shares in the form of a three for two stock split. All share numbers in the Proxy have been restated to reflect the stock split.

Stockholder Proposals To Be Presented At The Next Annual Meeting

     If you want to submit a proposal to be presented at the next Annual Meeting, you must deliver it to us at our offices at 3965 Freedom Circle, Santa Clara, California 95054, no later than December 31, 1999. Stockholders wishing to make nominations for directors should contact the Corporate Secretary for details of the information to be included in such a nomination.

                                          By Order of the Board of Directors
                                          /s/ Prabhat K. Goyal
                                          PRABHAT K. GOYAL
                                          Secretary

May 17, 1999

                                   APPENDIX A

                    SUMMARY OF THE 1997 STOCK INCENTIVE PLAN

     The key provisions of the Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Incentive Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the Company's principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.

     ADMINISTRATION AND ELIGIBILITY. The Compensation Committee administers the Incentive Plan. Employees, non-employee directors and consultants of the Company are eligible to participate in the Incentive Plan, although incentive stock options may be granted only to employees. As of April 15, 1999, approximately 2,347 employees and consultants would have been eligible to participate in the Incentive Plan.

     FORM OF AWARDS. Awards under the Incentive Plan my take the form of options to acquire common stock of the Company, stock appreciation rights ("SARs"), restricted shares or stock units, or any combination of these. No payment is required upon the grant of an award, except for the payment of the par value of any Restricted Stock awarded.

     Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. The exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the date of grant, while the exercise price of an NSO must be equal to or greater than 85% of fair market value. As of April 30, 1999, the closing price of the Company's Common Stock on the NASDAQ National Market was $13.25 per share.

     The exercise price of an option may be paid in any legal form permitted by the Compensation Committee, including:

     - a full-recourse promissory note

     - the surrender of shares of Common Stock or

     - the surrender of restricted shares already owned by the optionee

The Compensation Committee may also permit optionees pay off their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The Incentive Plan also allows the optionee to pay the exercise price of an option through a "cashless exercise" in a broker assisted transaction.

     At any point in time, the Committee may offer to buy out an outstanding option for cash or give an optionee the right to give up their option for cash.

     A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the Company. This appreciation may be in shares of Common Stock, cash or a combination of the two, with the Compensation Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the 162(m) Limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the Common Stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

     Restricted shares are shares of Common Stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of Common Stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of Common Stock rather than cash.

     A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of Common Stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Common Stock or a combination of both. Stock units, when vested, may be settled by distributing shares of Common Stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of Common Stock, or a combination of both. Vested stock units are settled at the time determined by the Compensation Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with Common Stock rather than cash.

     VESTING CONDITIONS. The Compensation Committee determines the vesting and other conditions. The vesting conditions may be based on:

     - the length of the recipient's service

     - his or her individual performance

     - the Company's performance

     - other appropriate criteria

In the case of restricted shares and stock units vesting is based on the Company's performance.

Where Company performance is used as a vesting or issuance condition, performance goals are based on business criteria specified by the Committee, selected from one or more of the following:

- cash flow,                               - return on capital,
- earnings per share,                      - return on stockholder equity,
- gross margin,                            - growth with respect to any of the
- net income,                              foregoing measures,
- operating income,                        - expense reduction,
- operating margin,                        - growth in bookings,
- pre-tax profit,                          - growth in revenue,
- return on assets,                        - stock price increase

     Vesting may be accelerated in the event of the recipient's death, disability or retirement or in the event of a transfer of control with respect to the Company. Transfer of control is defined in the Incentive Plan as:

     - the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company

     - a merger in which the Company is a party

     - the sale, exchange or transfer of all or substantially all of the assets of the Company. A transfer of control will also occur in the event of a liquidation or dissolution of the Company.

     DEFERRAL OF AWARDS. The Committee may permit or require the recipient of an award to:

     - have cash that otherwise would be paid to him or her, as a result of the exercise of an SAR or the settlement of stock units, credited to a deferred compensation account established for him or her as an entry on the Company's books

     - to have shares of Common Stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units

     - to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on the Company's books.

     The amount to be credited is measured by reference to the fair market value of Common Stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Committee.

     NUMBER OF RESERVED SHARES AND MAXIMUM AWARDS. The total number of shares of the Company's Common Stock that may be issued under the Incentive Plan, subject to shareholder approval, is 16.5 million. Under the terms of the Incentive Plan, if:

     - any options, SARs, restricted shares or stock units are forfeited

     - if options or SARs terminate for any other reason prior to exercise

     - if options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised

If stock units are settled, then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. No individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1.5 million shares for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).

     NEW PLAN BENEFITS. Awards under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.

FEDERAL TAX CONSEQUENCES

     The federal income tax consequences of awards under the Incentive Plan are summarized as follows:

  Options

     The award of stock options will have no federal income tax consequences to the Company or the optionee at the time of the option grant.

     For ISOs the exercise will not result in any regular taxable income to the optionee at the time and neither will the Company be entitled to any deduction, however, at the time of exercise, the excess of the fair market value over the exercise price is an adjustment for purposes of computing alternative minimum taxable income. If the optionee holds the shares for the required statutory period, the difference between the sale price and the exercise price generally will be taxed as a capital gain or loss. If the optionee holds the shares for less than the statutory period, the optionee will generally recognize ordinary income at the time of the sale equal to the excess of the fair market value of the shares at exercise (or if less, the sales proceeds) over the exercise price and the Company will generally be entitled to a deduction for the same amount. Any additional gain on the disposition will generally be taxed as a capital gain.

     For NSOs the optionee will generally recognize taxable income equal to the excess of the fair market value at the time of exercise over the exercise price. This taxable income will be subject to withholding tax. Also the Company can take a deduction equal to the ordinary income recognized by the optionee. Upon any subsequent disposition of the shares, the difference between the sale price and the exercise price will generally be taxed as capital gain or loss.

  Restricted Shares

     For restricted shares, unless the purchaser elects to be taxed at the time of issuance, these shares will generally be taxed in the same way as NSOs. However, due to the Company's right to repurchase the shares when the purchaser stops providing services to the Company, the holder does not recognize ordinary income at the time of the sale, but at the time at which the Company's to repurchase the shares stops. Ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date that the Company's right to repurchase the shares stops.

  Stock Appreciation Rights

     For SARs, no income is recognized at the time of the grant. When the right is exercised, the recipient will recognize taxable income equal to the amount of the cash received and the fair market value of any common stock received. For a recipient who is also an employee, the income recognized will be subject to withholding and the Company will be able to take a deduction equal to the same amount of that income. For common stock received upon exercise of an SAR, the subsequent sale will be treated in the same way as the gain or loss on an NSO.

  Stock Units

     The grant of a stock unit award results in no federal income tax consequences for the participant or the Company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received. The value is based on the fair market value of the common stock on the date of the payment. The Company will be able to take a deduction equal to the same amount.

                                   APPENDIX B

             SUMMARY OF THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     The key provisions of the Outside Directors Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Outside Directors Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the Company's principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.

     Each outside director who is elected or re-elected for a term longer than one year is entitled to receive options on the date of election and each year during his or her term. On a director's initial election to the Board, they are automatically granted an option to purchase 37,500 shares and each year after that they are automatically granted an option to purchase 15,000 shares. Prior to an amendment in April 1998, the initial grant was 75,938 and the annual grant was 25,313.

SERVICE REQUIRED FOR EXERCISE

     The initial grant made to an Outside Director under the Plan becomes exercisable one-third after one year of continuous service as a director and one-third at the end of each continuous year of service as director for the following two years.

     Each grant subsequent to the initial grant is exercisable in full after three years of continuous service as a director.

NUMBER OF SHARES RESERVED

     The total number of shares of the Company's Common Stock that may be issued under the Outside Directors Plan, subject to shareholder approval, is 1.1 million.

     The Plan is administered by the Board of Directors and/or by a duly appointed committee with powers specified by the Board (hereinafter referred to as the "Board"). All questions of interpretation of the Plan are determined by the Board, and such determinations are final and binding.

TRANSFER OF CONTROL

     For purposes of the Outside Directors Plan, the term "transfer of control" means:

     - sale or exchange of substantially all of the voting stock of the Company;

     - a merger or consolidation;

     - sale, exchange or transfer of substantially all of the assets of the Company.

     In the event of a Transfer of Control, any unexercisable or unvested portion of the outstanding Options will become immediately exercisable and vested in full, 10 days prior to the date of the transfer of control.

     The Plan is intended to comply with the requirements of Rule 16b-3 under the Exchange Act.

                                   APPENDIX C

                SUMMARY OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN

     The key provisions of the Purchase Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Purchase Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the Company's principal executive office.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each Offering Period under the plan (an "Offering Period") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the company determined on the first day of the Offering Period. The purchase right is automatically exercised on the last day of the Offering Period unless the participant has withdrawn from participation in the Offering Period or in the Purchase Plan prior to such date.

     The Plan is administered by the Board of Directors and/or by a duly appointed committee with powers specified by the Board (hereinafter referred to as the "Board"). All questions of interpretation of the Purchase Plan are determined by the Board, and such determinations are final and binding. Subject to the provisions of the Purchase Plan, the Board determines all relevant terms and conditions of Purchase rights provided that all Participants have the same rights and privileges within the meaning of section 423(b) of the Code.

     As amended, an aggregate of up to 3.8 million of the authorized but unissued shares of the Company's Common Stock may be issued upon the exercise of Purchase Rights under the Purchase Plan, subject to adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for sale under the plan.

     Any employee of the Company and its subsidiaries can participate in the Plan as long as they work more than 20 hours a week and have been an employee for at least 30 days at the start of an Offering Period. No one may participate in the Plan if the shares they would acquire in the Plan would take them over 5% ownership limit.

     The Plan gives eligible employees the opportunity to purchase shares of Company common stock by having amounts withheld from their payroll. Generally, each offering under the Purchase Plan is for a period of twelve months (the "Offering Period"). There are two offering periods, one starts on February 1 of each year and ends on January 31 of the following year, the second period starts on August 1 of each year end ends on July 31 of the following year. Each Offering Period consists of two consecutive six-month purchase periods. Generally, participants in the Purchase Plan purchase shares on the last day of the six month periods.

     The purchase price will generally be, and cannot be less than, 85% of the lower of (a) the fair market value of the shares at the start of an offering period or (b) the fair market value of the shares on the purchase date at the end of the six month period.

     To participate in the Plan, eligible employees must authorize withholdings from their payroll before the start of a six month purchase period. This withholding may not exceed 15% of the employee's compensation during any period. No participant may purchase more than 5,000 shares during any Offering Period or shares with a fair market value at the offering date exceeding $25,000 for each calendar year in which the participant participates in the Purchase Plan. Generally, if an employee's participation in the plan ends, all amounts withheld for that employee for the current Purchase Period are refunded to the employee. No interest is paid on the amounts withheld.

     The Purchase Plan provides that in the event of a Transfer of Control, the Board may arrange with the surviving, continuing, successor, or purchasing corporation to assume the Company's rights and obligations under the Plan. All Purchase Rights terminate effective as of the date of the Transfer of Control to the extent that the Purchase Rights are neither exercised nor assumed.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years of the Offering Date or within one year of the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the Purchase Date over the purchase price. The participant's adjusted basis in the shares is the sum of the purchase price plus the amount of ordinary income recognized. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares more than two years after the Offering Date and more than one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) 15% of the fair market value of the shares on the Offering Date of the Offering in which the shares were acquired or (ii) the amount by which the fair market value of the shares on the date of disposition exceeded the purchase price. Any additional gain recognized by the participant in excess of the participant's adjusted basis is capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, the participant recognizes no ordinary income and the loss is a capital loss.

     A capital gain or loss will be long-term if the participant holds the shares for more than twelve months and short-term if the participant holds the shares for twelve months or less. Presently long-term capital gains are subject to a maximum federal income tax rate of 28%.

     If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, subject to the deduction limit under section 162 (m) of the Code. In all other cases, no deduction is allowed to the Company.

4300-PS-99

                                   DETACH HERE
                                      PROXY
                            NETWORKS ASSOCIATES, INC.

                               3965 Freedom Circle
                          Santa Clara, California 95054
           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William L. Larson and Prabhat K. Goyal as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of Networks Associates, Inc. held of record by the undersigned on April 26, 1999, at the Annual Meeting of Stockholders to be held on June 24, 1999, or any adjournment thereof.


--------------------------------------------------------------------------------
SEE REVERSE SEE REVERSE SIDE (Continued and to be signed on reverse side)

                                  DETATCH HERE

[ X ] Please mark votes as in this example.

This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this proxy will be voted for Proposals 1,2,3, 4 and 5.

1.  Election of Class I Directors.

    Nominees:

               Virginia Gemmell

               For         Withheld
               [ ]           [ ]


               Edwin L. Harper

               For         Withheld
               [ ]           [ ]



    MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

2. To approve an amendment to the 1997 Stock Incentive Plan to increase the number of shares of the Company's Common Stock reserved for Issuance thereunder by 4,700,000 shares.

    For         Against       Abstain
    [ ]           [ ]           [ ]


3. To approve an amendment to the Stock Option Plan for Outside Directors to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 500,000 shares.

    For         Against       Abstain
    [ ]           [ ]           [ ]

4. To approve an amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 1,500,000 shares.

    For         Against       Abstain
    [ ]           [ ]           [ ]

5. To ratify the appointment of PricewaterhouseCoopers LLP as the Independent accountants for the fiscal year ending December 31, 1999.

    For         Against       Abstain
    [ ]           [ ]           [ ]

6. At their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears to the left. When shares are held in joint tenancy, all of such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:__________________________________________ Date:_____________

Signature:__________________________________________ Date:_____________